EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports First Quarter 2019 Financial Results

Results for the First Quarter of 2019

  Net income of $10.2 million, or $0.43 per common unit
  Adjusted EBITDA of $13.5 million and distributable cash flow of $11.4 million
  Quarterly cash distribution of $0.475 per unit
  Distribution coverage ratio of 1.01x, LTM distribution coverage ratio of 1.02x

OMAHA, Neb., May 08, 2019 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the first quarter of 2019. Net income was $10.2 million, or $0.43 per common unit, for the first quarter of 2019 compared with $13.4 million, or $0.41 per common unit, for the same period in 2018. The partnership reported adjusted EBITDA of $13.5 million and distributable cash flow of $11.4 million for the first quarter of 2019, compared with adjusted EBITDA of $17.1 million and distributable cash flow of $15.5 million for the same period in 2018. Distribution coverage was 1.01x for the three months ended March 31, 2019.

“We continue to execute our business strategy for the Partnership,” said Todd Becker, president and chief executive officer of Green Plains Partners. “While the previous six months have presented many challenges, we believe that we will maintain our distributable cash flow as Green Plains Inc. plans to return to its historical ethanol production level of 90% of capacity or greater starting in the third quarter of this year.”

First Quarter Highlights and Recent Developments

  On April 18, 2019, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.475 per unit, or approximately $11.3 million, for the first quarter of 2019. The distribution is payable on May 10, 2019, to unitholders of record at the close of business on May 3, 2019.

Results of Operations
Consolidated revenues decreased $4.8 million to $21.1 million for the three months ended March 31, 2019, compared with the same period for 2018. Storage and throughput revenue decreased $2.9 million primarily due to a decrease in throughput volumes as a result of the sale by our parent of three ethanol plants in the fourth quarter of 2018 and lower utilization rates across the remaining platform. Revenues generated from rail transportation services decreased $1.8 million primarily due to the reduction in volumetric capacity provided as a result of the assignment of railcar operating leases in the fourth quarter of 2018. Trucking and other revenue decreased $0.2 million primarily due to a reduction in volumes transported for Green Plains Trade. Terminal services revenue remained relatively consistent as a result of non-affiliate minimum volume commitments.

Operations and maintenance expenses decreased $1.5 million to $6.9 million for the three months ended March 31, 2019, compared with the same period for 2018, primarily due to lower railcar lease expense as a result of the assignment of railcar leases in the fourth quarter of 2018, as well as lower unloading fees on less volume at the partnership’s terminals. General and administrative expenses decreased $0.3 million to $1.1 million for the three months ended March 31, 2019, compared with the same period for 2018, primarily due to a reduction in accounting and transaction fees. Interest expense increased by $0.5 million primarily due to higher borrowing costs.

During the first quarter of 2019, Green Plains Inc. continued to adjust its ethanol production in response to the weaker margin environment, operating its ethanol facilities at approximately 56.0% of capacity. Lower capacity utilization resulted in ethanol production of 155.0 million gallons compared with the contracted minimum volume commitment of 235.7 million gallons per quarter. As a result, the partnership charged Green Plains Trade a deficiency payment of $4.0 million related to the minimum volume commitment for the three months ended March 31, 2019. In addition, overall performance at our parent’s ethanol plants was negatively impacted by flooding during the quarter, with the largest impact on their ability to transport products.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended
	March 31,
	2019	2018	% Var.
Product volumes
Storage and throughput services	155.7	298.3	(47.8)%

Terminal services:
Affiliate	24.8	29.6	(16.2)
Non-affiliate	25.6	32.1	(20.2)
	50.4	61.7	(18.3)

Railcar capacity billed (daily average)	83.4	99.2	(15.9)

Liquidity and Capital Resources
Total liquidity as of March 31, 2019, was $65.3 million, including $0.3 million in cash and cash equivalents, and $65.0 million available under the partnership’s revolving credit facility. The balance outstanding on the partnership’s revolving credit facility was $135.0 million as of March 31, 2019.

Conference Call Information
On May 9, 2019, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss first quarter 2019 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 6208719. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization excluding the amortization of right-of-use assets and debt issuance costs, plus adjustments for transaction costs related to acquisitions or financings, minimum volume commitment deficiency payments, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of equity method investee. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of equity method investee. References to LTM refer to results from the immediately preceding twelve-month period. Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feeding, and commodity marketing and logistics services. The company is one of the leading producers of ethanol in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 49.1% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2019	2018
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$304	$569
Accounts receivable, including from affiliates	20,923	15,357
Other current assets	667	690
Total current assets	21,894	16,616
Property and equipment, net	39,926	40,911
Operating lease right-of-use assets	35,950	-
Other assets	23,630	23,617
Total assets	$121,400	$81,144

LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
Accounts payable, including to affiliates	$5,214	$3,177
Operating lease current liabilities	12,621	-
Other current liabilities	7,009	5,011
Total current liabilities	24,844	8,188
Long-term debt	143,037	142,025
Operating lease long-term liabilities	24,323	-
Other liabilities	2,592	3,385
Total liabilities	194,796	153,598

Partners' deficit	(73,396)	(72,454)
Total liabilities and partners' deficit	$121,400	$81,144

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31,
	2019	2018	% Var.
Revenues
Affiliate	$18,782	$24,257	(22.6)%
Non-affiliate	2,305	1,628	41.6
Total revenues	21,087	25,885	(18.5)
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	6,865	8,410	(18.4)
General and administrative	1,117	1,401	(20.3)
Depreciation and amortization	985	1,181	(16.6)
Total operating expenses	8,967	10,992	(18.4)
Operating income	12,120	14,893	(18.6)
Other income (expense)
Interest income	20	20	-
Interest expense	(2,055)	(1,571)	30.8
Other	-	75	*
Total other expense	(2,035)	(1,476)	37.9
Income before income taxes and income (loss) from equity method investee	10,085	13,417	(24.8)
Income tax expense	(52)	(32)	62.5
Income (loss) from equity method investee	215	(13)	*
Net income	$10,248	$13,372	(23.4)%

Net income attributable to partners' ownership interests:
General partner	$205	$267	(23.2)%
Limited partners - common unitholders	10,043	6,559	*
Limited partners - subordinated unitholders	-	6,546	*

Earnings per limited partner unit (basic and diluted):
Common units	$0.43	$0.41	4.9%
Subordinated units	$-	$0.41	*

Weighted average limited partner units outstanding (basic and diluted):
Common units	23,119	15,922
Subordinated units	-	15,890

Supplemental Revenues Data:
Storage and throughput services	$11,785	$14,642	(19.5)%
Railcar transportation services	5,619	7,469	(24.8)
Terminal services	2,788	2,691	3.6
Trucking and other	895	1,083	(17.4)
Total revenues	$21,087	$25,885	(18.5)%

* Percentage variance not considered meaningful.

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities:
Net income	$10,248	$13,372
Noncash operating adjustments:
Depreciation and amortization	985	1,181
Other	105	292
Net change in working capital	(1,334)	(156)
Net cash provided by operating activities	10,004	14,689

Cash flows from investing activities:
Purchases of property and equipment, net	-	(1,212)
Net cash used in investing activities	-	(1,212)

Cash flows from financing activities:
Payments of distributions	(11,269)	(15,306)
Net proceeds - revolving credit facility	1,000	2,100
Payments of loan fees	-	(185)
Net cash used in financing activities	(10,269)	(13,391)

Net change in cash and cash equivalents	(265)	86
Cash and cash equivalents, beginning of period	569	502
Cash and cash equivalents, end of period	$304	$588

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except ratios)

	Three Months Ended		LTM Ended
	March 31,		March 31,
	2019	2018	2019
Net income	$10,248	$13,372	$52,557
Interest expense	2,055	1,571	7,791
Income tax expense	52	32	121
Depreciation and amortization	985	1,181	4,246
Minimum volume commitment adjustments (1)	-	747	(747)
Transaction costs	-	135	670
Unit-based compensation expense	79	60	296
Proportional share of EBITDA adjustments of equity method investee (2)	66	-	146
Gain on assignment of operating leases (3)	-	-	(2,721)
Adjusted EBITDA	13,485	17,098	62,359
Interest paid or payable	(2,055)	(1,571)	(7,791)
Income taxes paid or payable	(53)	(32)	(122)
Maintenance capital expenditures	-	(15)	(35)
Distributable cash flow	$11,377	$15,480	$54,411
Distributions declared (4)	$11,269	$15,493	$53,543
Coverage ratio	1.01x	1.00x	1.02x

(1) Adjustments related to the storage and throughput quarterly minimum volume commitments.
(2) Represents the partnership's proportional share of depreciation and amortization, interest expense, and income tax expense of its equity method investee.
(3) Consideration received related to the assignment of railcar operating leases to Valero Renewable Fuels Company, LLC in the fourth quarter of 2018.
(4) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com